UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2019

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HTBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 7.01                   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2019, Heritage Commerce Corp (the “Company”) and Heritage Bank of Commerce entered into an employment agreement with Keith Wilton who assumed the role of Chief Executive Officer and President of Heritage Commerce Corp and Heritage Bank of Commerce upon the previously announced retirement of Walter T. Kaczmarek.  The employment agreement is for one year and is automatically renewed each year. Under the agreement, Mr. Wilton receives an annual salary of $500,000 with annual increases, if any as determined by the Board of Directors’ annual review of executive salaries. In addition to his salary, he is eligible to participate in the Heritage Commerce Corp Management Incentive Plan. Mr. Wilton participates in the Company’s 401(k) plan, under which he may receive matching contributions up to $3,000. He also participates in the Company’s Employee Stock Ownership Plan. The Company provides Mr. Wilton, at no cost to him, group life, health, accident and disability insurance coverage for himself and his dependents. Mr. Wilton is provided with life insurance coverage in the amount of  $700,000. He is provided with long term care insurance, with a lifetime benefit of up to $432,000. The Company reimburses Mr. Wilton for up to $1,200 for tax consultation and tax return preparation. He is also reimbursed for expenses that exceed insurance coverage for an annual physical examination, monthly dues for one country club membership and one business club membership. He receives an automobile allowance in the amount of $1,000 per month, together with reimbursements for gasoline and maintenance expenditures.  If Mr. Wilton’s employment is terminated without cause or he resigns for good reason (as defined in the agreement), he will be entitled to a lump sum payment equal to two times his base salary and his average annual bonus in the last three years. If Mr. Wilton’s employment is terminated or he resigns for good reason 120 days before, or within two years after, a change of control (as defined in the agreement), he will be paid a lump sum of 2.75 times his base salary and average annual bonus in the last three years. If his employment is terminated by the Company without cause, or he resigns for good reason, or as a result of a change of control the Company terminates his employment or he resigns for good reason, his participation in group insurance coverages will continue on at least the same level as at the time of termination for a period of 36 months from the date of termination. Additionally, following the termination of his employment, Mr. Wilton has agreed to refrain from using trade secrets or proprietary information in certain activities that would be competitive with the Company.

A copy of Mr. Wilton’s employment agreement is included in this Current Report as Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 The following exhibit is included with this Report:

EXHIBIT 10.1

Exhibit 10.1  Keith Wilton Employment Agreement as of August 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 8, 2019

Heritage Commerce Corp

By:	/s/ Lawrence D. McGovern
Name: Lawrence D. McGovern
Executive Vice President and Chief Financial Officer